              U.S. SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                             FORM S-1
      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         MW Medical, Inc.
       (Exact name of Registrant as specified in its charter)

NEVADA                                   86-0907471
-------------------------------          ------------------------------
(State or other jurisdiction of          (I.R.S. Employer
incorporation or organization)           Identification Number)

Jan Wallace
6617 N. Scottsdale Road, Suite 103
Scottsdale, Arizona                      85250
----------------------------------       ------------------------------
(Name and address of principal           (Zip Code)
executive offices and agent for
service of process)

Registrant's telephone number, including area code:   (480) 315-8600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration
Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
                                                                      | X |

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering.                                                             |__|

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                         |__|

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                         |__|

If delivery of the prospectus is expected to be made pursuant to Rule
434, check the following box.                                         |__|

                    CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------
TITLE OF EACH         		PROPOSED   	PROPOSED
CLASS OF 			MAXIMUM         MAXIMUM
SECURITIES             		OFFERING   	AGGREGATE     AMOUNT OF
TO BE 	      AMOUNT TO BE      PRICE PER       OFFERING      REGISTRATION
REGISTERED    REGISTERED	UNIT (1)	PRICE (2)     FEE (2)
--------------------------------------------------------------------------
Common Stock  2,706,000(3)shares    $0.875      $2,367,750    $658.24
--------------------------------------------------------------------------
(1) Based on last sales price on October 3, 2000
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.
(3) This includes: (a) 2,460,000 shares held by the selling shareholders and (b) 246,000 shares underlying warrants that are held by the selling shareholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


                   COPIES OF COMMUNICATIONS TO:
                       Michael A. Cane, Esq.
                2300 West Sahara Avenue, Suite 500
                       Las Vegas, NV 89102
                          (702) 312-6255
                        fax (702) 312-6249

                           PROSPECTUS

                        MW MEDICAL, INC.
                     Up to 2,706,000 SHARES
                         COMMON STOCK

                       ----------------

The selling shareholders named in this prospectus are selling all of the shares of common stock sold through this prospectus. See the section entitled "Selling Shareholders."

Our common stock is currently traded on the National Association of Securities Dealer's over-the-counter bulletin board system. The closing price of the stock on October 3, 2000 was $0.875 per share. The selling shareholders own 2,460,000 shares of our common stock along with warrants to purchase 100,000 shares of common stock at a price of $3.50 per share and 146,000 shares of common stock at a price of $1.75 per share. We are registering and offering for sale in this prospectus the 2,460,000 shares of common stock and the 246,000 shares of common stock underlying the warrants.



                       ----------------

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk
Factors" on pages 4 -8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                       ----------------


The Date Of This Prospectus Is:  October 3, 2000

                       TABLE OF CONTENTS

                                                                   PAGE
Summary............................................................   3

Risk Factors.......................................................   4

Use of Proceeds....................................................   8

Determination of Offering Price....................................   8

Dilution...........................................................   8

Price Range Of Common Stock And Dividend Policy....................   9

Selected Consolidated Financial Data...............................   9

Selling Shareholders...............................................  10

Plan of Distribution...............................................  13

Description of Securities to Be Registered.........................  14

Interests of Named Experts and Counsel.............................  15

Description of Business............................................  15

Management's Discussion and Analysis of Financial Condition and
  Results of Operations............................................  24

Management.........................................................  27

Security Ownership Of Certain Beneficial Owners and Management.....  29

Certain Relationships and Related Transactions.....................  32

Legal Matters......................................................  33

Experts............................................................  34

Available Information..............................................  34

Index to Financial Statements......................................  35

                             SUMMARY

The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

MW Medical, Inc.

We are in the business of designing and developing microwave technologies for dermatological applications through a wholly owned
subsidiary named Microwave Medical Corporation.    MMC is in
various stages of research and development on several new applications and products while MW Medical is actively marketing our main product, the MW 2000 hair removal system. . See Section on "Description of Business."

Our principal executive offices are at 6617 N. Scottsdale Road, Suite 103, Scottsdale, AZ, 85250 (telephone no.: (480) 315-8600).

In December 1999 through January 2000, we offered and sold to the Selling Shareholders 1,000,000 shares of our common stock in a private placement exempt from registration under Rule 506 of Regulation D of the Securities Act, along with warrants to purchase 100,000 shares at an exercise price of $3.50 per share. From July 2000 through September 2000, we offered and sold 1,860,000 shares of our common stock in a private placement exempt from registration under Rule 506 of Regulation D of the Securities Act, along with warrants to purchase 186,000 shares at an exercise price of $1.75 per share, of which the selling shareholders purchased 1,460,000 shares and warrants to purchase 146,000 shares. As part of these sales, we agreed to a registration rights agreement in which we are obligated to register all the shares we sold, including the shares of common stock underlying the warrants. See the section entitled "Security Ownership of Certain Beneficial Owners and Management" - "Registration Rights" for a discussion of the registration rights agreement.

The common stock offered by the selling shareholders through this prospectus is the common stock we sold them plus the common stock underlying their warrants. We are filing this registration statement in order to satisfy our obligations to the selling shareholders under the registration rights agreement.

Securities Being Offered    Up to 2,706,000 shares of common stock;
                            See Section entitled "Description Of
                            Securities To Be Registered."

Securities Issued
And to be Issued            As of the date of this prospectus,
                            21,292,443 shares of common stock are
                            issued and outstanding.  Existing
                            shareholders will sell all of the common stock sold under this prospectus. See
                            Section entitled "Description Of Securities
                            To Be Registered".

Use of Proceeds             We will not receive any proceeds from the
                            sale of the common stock by the selling
                            shareholders.  See "Use Of Proceeds."

                           RISK FACTORS

An investment in the securities offered through this prospectus is highly speculative and subject to a high degree of risk. Only those who can bear the risk of loss of their entire investment should participate. Prospective investors should carefully consider the following factors, among others, before making an investment in the common stock described in this document.

If We Do Not Get Additional Financing, There is a Risk that Our
Business Will Fail.

While we have just completed a financing through the sale of common stock in September 2000, we will not be able to fully expand or operate our business as planned without obtaining additional financing in the near future. If this financing is not available or obtainable, investors may lose a substantial portion or all of their investment and our business may fail. We currently have no immediate means for obtaining this additional financing. Consequently, we cannot assure investors that additional financing, when necessary, will be available to us on acceptable terms, or at all.

Because Ours is a New Venture and We Have Little Experience in the Operation of Our Business and Sale of Our Products, There is a Risk that Our Business May Fail.

We have only recently incorporated, and, to date, have been involved primarily in organization and product development. Moreover, our sales activities, to date, have been largely unsuccessful. Our only active subsidiary, Microwave Medical Corporation, had been conducted as a division of Dynamic Associates, Inc. for approximately 2 years and, accordingly does not have any independent operating history. In addition, MMC has no prior operating history or experience in manufacturing, developing, and bringing to market our products. Potential investors should be aware that there is a substantial risk of failure associated with new businesses because of problems encountered in connection with their formation and operation. These problems include, but are not limited to:

(1) unanticipated problems relating to the marketing and sale of a new product in the marketplace;

(2)   the entry of new competition; and

(3) unknown or unexpected additional costs and expenses that may exceed current estimates.

We have only a limited operating history upon which to base any projection of the likelihood we will prove successful, and thus we cannot assure potential investors that we will achieve profitable operations or even generate any operating revenues.

Because Our Products are New and Untested in the Market Place,
There is a Risk that They Will Not Sell in Sufficient Quantities or Fast Enough to Support Business Operations.

Since we are introducing a new product into the market, we have no real track record of sales for the product. The product may therefore not sell in large enough quantities or fast enough to support business operations and make a profit. General market conditions might be such that sales will be slow or even non-existent, or the product itself might not fit the needs of buyers enough to induce sales. While we anticipate the ability to sell the products we develop, we cannot predict the volume of sales that will occur or even if sales will be sufficient to support the future operations of our company. Numerous factors beyond our control may affect the marketability of the products offered and developed. These factors include:

*    consumer demand,
*    market fluctuations,
*    the proximity and capacity of suppliers, and
*    government regulations, including regulations relating to:
      o  prices,
      o  taxes,
      o  royalties,
      o  importing of products,
      o  exporting of products, and
      o  environmental controls.

The exact effect of these factors cannot be accurately predicted, but may result in our not receiving an adequate return on our invested capital.

If Our Products Prove to be Defective, We Will Be Liable for
Resulting Losses Which May Cause Our Business to Fail.

Since we are introducing a new product into the market, we have only a very limited track record of the product's operation. The product may over time operate defectively or cause injury to persons or property, even when operated as designed. This is particularly true of products used in the treatment of health or cosmetic problems directly on individuals, such as the products being designed by us. If we are unable to repair any such defect, we may be required to refund purchase money or be held responsible for losses incurred because of the defect, including direct and consequential damages to persons or property. Moreover, even if we are able to repair the defect, we may be held liable for losses or injuries caused by the defect before it can be fixed. In such a case, we may experience losses, or, in severe cases, be unable to continue operations.

Because The Medical Equipment Industry is Extremely Competitive,
There is a Risk that Our Competitors Sales Will Reduce Our Profits or Force Us Out of Business.

Competition in the sale of medical equipment used for dermatological and related medical applications is intense and expected to increase. Furthermore, we will face competition from numerous companies that currently market, or are developing products similar to those being developed by us. Many of these companies have significantly greater marketing, financial and managerial resources than we do. We cannot assure investors that our competitors will not succeed in developing and distributing products that will render our products obsolete or noncompetitive. Generally, such competition will reduce our profits and potentially force us out of business.

Because of the Nature of Our Products, We May Be Subject to
Government Regulations or Laws that Increase Our Costs of
Operations or Decrease Our Ability To Generate Income.

We, along with our subsidiary, are subject to United States and international laws and regulations regarding the development,
production, transportation and sale of the products we sell.   We
may be
required to comply with certain restrictive regulations, or potential future regulations, rules, or directives. Due to the nature of the medical equipment industry, we cannot guarantee that restrictive regulations will not, in the future, be imposed. Such potential regulatory conditions or compliance with such regulations may increase our cost of operations or decrease our ability to generate income.

Because We Plan to Sell Products Used in the Practice of Medicine, We May be Subject to Potential Medical Malpractice Liability Claims As Well As Products' Liability Claims.

Although we only sell products used in the practice of medicine and are not engaged in the practice of medicine ourselves, the use of our equipment in the treatment of spider veins and hair removal entails the risk of professional liability claims as well as product liability claims. Consequently, we may be named as a defendant or co-defendant in such claims. While we currently maintain some medical malpractice and products liability insurance for our business, we cannot provide investors with any assurance that this insurance will prove adequate or cover all claims made against us. Judgments against us with respect to all such claims in the future could have an adverse effect on our financial condition, results of operations and cash flow.

If Our Stock is De-listed, There is a Risk that the Market Value of Our Stock Would Decline.

In order for our shareholders to sell their common stock through the NASD Over-The-Counter Bulletin Board Market, we must continue to meet the Bulletin Board's listing qualifications. We cannot provide any assurance that in the future our common stock will continue to meet these listing qualifications. De-listing from the Bulletin Board or other market could cause, among other things:

*     A decline in the market price of the common stock;
*     Difficulty in obtaining future financing;
* Difficulty in using common stock as consideration for acquisitions; and
*     Investors to be unable to sell their stock

Because We Are a New, Small Company With a Relatively Untested
Market, The Price of Our Stock is Very Volatile and May Decline.

Recently, the stock market in general, and the shares of bio-tech companies in particular, have experienced significant price fluctuations. These broad market and industry fluctuations may cause the market price of the common stock to decline dramatically. Factors such as quarterly fluctuations in results of operations, the timing and terms of future acquisitions and general conditions in the healthcare industry may have a significant impact on the market price of the stock. The market price of our common stock has been and may continue to be very volatile.

If the Selling Shareholders Sell a Large Number of Shares All at
Once or In Blocks, The Market Price of Our Shares Would Most Likely
Decline.

The selling shareholders are offering all of the common stock offered through this prospectus. The selling shareholders are not restricted in the price they can sell the common stock. Shares sold at a price below the current market price at which the common stock is trading may cause that market price to decline. The outstanding shares of common stock covered by this prospectus and the shares of common stock covered by this prospectus that are issuable upon the conversion or exercise of our convertible debentures and warrants, represent about 12.71% of our outstanding shares as of October 3, 2000.

If the Selling Shareholders Exercise Their Warrant Rights, The
Ownership Percentage Interest Of Existing Shareholders Will Be
Diminished and The Price of Our Stock May Decline.

Investors should note that the exercise price of the warrants while higher than the market price on the date of this offering would most likely be below market price at the time of exercise. The exercise and sale of the selling shareholder's 246,000 shares in combination may have a substantial negative effect on the market price of the common stock at that time.

If We Are Unable to Maintain the Effectiveness of this Registration Statement, We Will Be Subject to Penalties.

We are subject to a registration rights agreement that required us to register certain of our common stock with the Commission. Under this agreement, we must also maintain this registration until all of the securities covered by the agreement are sold or can be sold publicly without benefit of this registration. If we are unable to obtain or maintain this Registration, we will be subject to penalties under this agreement.

If We lose any Key Personnel or Management, We May Lose Business
Sales or Be Unable to Otherwise Fully Operate Our Business.

Due to the highly technical nature of our business, we are dependent on certain key personnel. Such personnel include our scientific consultant and our sales people who have intricate knowledge of our products and potential customers. Consequently, the loss of any of these people may cause us to be unable to fully operate for a period of time.

Moreover, we are dependent on the principal members of our management staff, the loss of any of whom could impair the development or sale of our products and projects. Our success will be largely dependent on the decisions made by members of management. Furthermore, we may depend on our ability to attract and retain additional qualified personnel to manage certain business interests. We may have to recruit qualified personnel with competitive compensation packages, equity participation and other benefits that may reduce the working capital available for our operations. Management may seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of any projects. We cannot assure investors that we will be able to obtain this needed assistance on reasonable terms.

If We Are Unable to Protect Our Technology From Use By Competitors, There is a Risk that We Will Sustain Losses or Our Business May
Fail

Our success will depend, in part, on our ability to obtain and enforce intellectual property protection for our technology in both the United States and other countries. We have been issued a patent from the United States Patent and Trademark Office entitled,
"Method and Apparatus for Treating Subcutaneous Histological
Features," which focuses on the application of microwave energy to the treatment of spider veins and for use in hair removal. We cannot assure investors that this or any other patent rights issued to us will not be challenged, invalidated or circumvented, that the rights granted under this or other patents will provide competitive advantages to us, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. Furthermore, if an action is brought, a court may find that we have infringed on the patents owned by others. We may have to go to court to defend our patents, to prosecute infringements, or to defend ourselves from infringement claims by others. We are not aware of any such patent litigation at this time.

Patent litigation is expensive and time-consuming, and well-funded adversaries can use such actions as part of a strategy for depleting the resources of a small company such as us. We cannot assure investors that we will have sufficient resources to successfully prosecute our interests in any litigation that may be brought.

Because Forward Looking Statements are Inherently Unreliable,
Investors Should Not Rely on Such Assessments In Making Their
Investment Decision.

The information contained in this section and elsewhere may at times represent our best estimates of our future financial and technological performance, based upon assumptions believed to be reasonable. We make no representation or warranty, however, as to the accuracy or completeness of any of these assumptions, and nothing contained in this document should be relied upon as a promise or representation as to any future performance or events. Our ability to accomplish our objectives, and whether or not we will be financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are within the discretion and control of management and others are beyond management's control. Management considers the assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained in this document to be reasonable by management. However, we cannot assure investors that any projections or assessments contained in this document or otherwise made by management will be realized or achieved at any level. Prospective investors should have this prospectus reviewed by their personal investment advisors, legal counsel or accountants to properly evaluate the risks and contingencies of this offering.

                       USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

               DETERMINATION OF OFFERING PRICE

The offering price of the common stock will not be determined by us but by market factors and the independent decisions of the selling shareholders. See section entitled "Selling Shareholders".

                          DILUTION

Two million, eight hundred and sixty thousand shares of the common stock to be sold by the selling shareholders in this offering are common stock that are currently issued and outstanding.
Accordingly, there will be no dilution to our existing shareholders upon the sale of these shares.

However, the exercise of the warrants that represent a part of this prospectus would have the effect of diluting the interest of the existing shareholders.

        PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has been traded on the National Association of Securities Dealers Over-the-Counter Bulletin Board system, under the symbol MWMD, since April 5, 1999. We can provide investors no assurance that in the future the common stock will meet the continued listing qualifications of the Bulletin Board.

The following table provides the high and low sales prices per share of the common stock as reported by the Bulletin Board since the stock began trading:


                                        HIGH           LOW
                                        -------        ------
1999
First Quarter                           Not Trading
Second Quarter                          $2.00          $1.00
Third Quarter                           $3.93          $1.75
Fourth Quarter                          $4.19          $2.66


2000
First Quarter                           $4.56          $1.75
Second Quarter                          $2.41          $0.50
Third Quarter (up to October 3, 2000)   $1.88          $0.56
--------------------------------------------------------------------

Trading of our stock did not begin until Second Quarter 1999.

As of the close of business on October 3, 2000, the last reported sales price per share of our common stock was $0.875.

There were 458 holders of record of our common stock at the close of business on October 3, 2000. This number does not include persons whose shares are held by a bank, brokerage house or clearing company, but does include such banks, brokerage houses and clearing companies.

No cash dividends have been paid on our common stock since our organization and we do not anticipate paying dividends in the foreseeable future. We currently intend to retain earnings for future growth and expansion opportunities.


               SELECTED CONSOLIDATED FINANCIAL DATA

The following table provides certain comparative financial data for us for the years 1996, 1997, 1998, and 1999 as well as the first six months of 1999 and 2000. The information provided in this table is qualified by the more complete information contained in the audited and un-audited consolidated financial statements provided later in this document.

All amounts shown below unless otherwise noted are in $1000s except per share data.

                  Six months ended          Year ended December 31,
                   6/00     6/99      1999      1998       1997      1996
                   ----     ----      ----      ----       ----      ----
Total revenue      $0       $0        $0        $0         $0        $0

Operating loss     (2,025)  (788)     (2,646)   (1,221)    (1,134)   (605)

Loss before
income tax expense (2,006)  (775)     (4,590)   (1,264)    (1,127)   (595)

Net loss          $(2,008) $(776)    $(4,593)  $(1,937)   $(1,252)   (467)

Loss per share    $(.10)   $(.05)    $(.27)    ($.13)     $(.09)    $(.03)

Dividends declared    0        0         0         0          0         0
and paid

                 6/30/2000   12/31/1999   12/31/1998   12/31/1997   12/31/96
                 ---------   ----------   ----------   ----------   --------
Total assets     $3,697      $4,117       $1,204       $2,539       $2,609

Current portion
of notes payable
and L/T debt          0           0            0           90           48

Notes payable
and L/T debt.
less current
portion               0           0            0        2,330        1,556

Total shareholder
equity (deficit)  2,775       2,325          998         (256)         996
-----------------------------------------------------------------------------


                            SELLING SHAREHOLDERS

The common stock offered hereby consist of:

* 2,460,000 outstanding shares of common stock that were sold and issued to the selling shareholders by us in December
      1999,January 2000 and July 2000 through September 2000 through private placements exempt under Rule 506 of Regulation D; and

* 246,000 shares of common stock underlying warrants issued to the selling shareholders.

The following table provides as of October 3, 2000, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

(A) the number of shares owned by each prior to this offering, including the common shares underlying warrants that were issued to the selling shareholders;

(B) the total number of shares that are to be offered for each, including the common shares underlying warrants that were issued to the selling shareholders;

(C) the total number of shares that will be owned by each upon completion of the offering, assuming no other shares are sold or bought;

(D) the percentage owned by each based on 22,178,443 shares outstanding on September 18, 2000, including all outstanding warrants; and

(E)	the identity of the beneficial holder of any entity that
      owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 22,178,443 shares outstanding on October 3, 2000. All share holdings, past and present, include shares underlying warrants.

                                   Total Number   Total Shares To  Percent
                                   Of Shares To   Be Owned Upon      Owned
Name and                           Be Offered For Completion    Owned Upon
Address              Shares Owned  Selling        Of This       Completion
Of Selling	     Prior To This Shareholders   Offering         Of This
Stockholder	     Offering      Account                        Offering
-------------------- ------------- -------------- ---------    -----------

M.F.B. Hubbard
c/o Deutsche Banc
Alex Brown
1635 Market Street
17th Floor
Philadelphia, PA
19103                421,203       181,500        239,703      1.08%

Eastern European
Management Services
c/o Deutsche Banc
Alex Brown
1635 Market Street
17th Floor
Philadelphia, PA
19103                356,900       192,500        164,400       .74%
Beneficial Owner:
Richard Hubbard

Strategic Group Ltd.
Suite 5
Water gardens 4
Gibraltar            436,703       181,500        230,203      1.04 %
Beneficial Owner: Bernard Hazell
Fund Manager

                                   Total Number   Total Shares To  Percent
                                   Of Shares To   Be Owned Upon      Owned
Name and                           Be Offered For Completion    Owned Upon
Address              Shares Owned  Selling        Of This       Completion
Of Selling	     Prior To This Shareholders   Offering         Of This
Stockholder	     Offering      Account                        Offering
-------------------- ------------- -------------- ---------    -----------
Hans Klisch
Hindenburg Ste. 48
D-40667 Meerbusch
Germany              145,000         55,000         90,000         0.41%

VP Bank
(Luxembourg) S.A.
L-2019 Luxembourg
Avenue de la Liberte,
B.P. 923
Luxembourg           132,000        132,000              0         0.00%

Bankhaus
Carl F. Plump
Postfach 10 25 07
28195 Bremen
Germany              220,000        220,000              0         0.00%

Rudolf Heinz
Niedenau 82
60325
  Frankfurt
  am Main            145,000         55,000         90,000         0.41%

Bodo Pawlik
Landesbank Hessen-
Thuringen, Frankfurt
Waldstr 2
D-40883 Ratingen
Germany               37,000         22,000         15,000         0.07%

Value Management &
Research AG
am Kronberger Hang 5
D-65824 Schwwalbach
Germany            2,145,199        764,500      1,380,699         6.23%

High Octane Fund Ltd
HWR Services
Craigmuir Chamber
PO Box 71
Road Town,
Tortola BVI        1,222,781        440,000        782,781         3.53%
Richard Hubbard

                                   Total Number   Total Shares To  Percent
                                   Of Shares To   Be Owned Upon      Owned
Name and                           Be Offered For Completion    Owned Upon
Address              Shares Owned  Selling        Of This       Completion
Of Selling	     Prior To This Shareholders   Offering         Of This
Stockholder	     Offering      Account                        Offering
-------------------- ------------- -------------- ---------    -----------
Jan Wallace
6617 N. Scottsdale
  Road #103
Scottsdale, Arizona
85250                  940,000       440,000        500,000        2.25%

Tyler Brown
6617 N. Scottsdale
  Road
Scottsdale, Arizona
85250                   25,500        22,000          3,500        0.02%
--------------------------------------------------------------------------

None of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder as noted above at any time within the past three years.


                      PLAN OF DISTRIBUTION

The selling shareholders, or their respective pledgees, donees, transferees or other successors in interest, may sell some or all of the common stock in one or more transactions, including block transactions:

(1) on the NASD Over-the-Counter Bulletin Board, or on such other market on which the common stock may from time to time be trading;
(2)   in privately negotiated transactions;
(3)   through the writing of options on the common stock;
(4)   in short sales; or
(5)   in any combination of these methods of distribution.

The sales price to the public may be:

(1)   the market price prevailing at the time of sale;
(2)   a price related to such prevailing market price; or
(3) such other price as the selling shareholders determine from time to time.

The common stock may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders, or their respective pledgees, donees, transferees or other successors in interest, may also sell the common stock directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders or the purchaser. The selling shareholders will pay the usual and customary brokerage fees. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that the selling shareholders will sell all or any of their common stock.

We are bearing all costs relating to the registration of the common stock. All commissions or other fees payable to brokers or dealers in connection with any sale of the common stock will be borne by the selling shareholders or other party selling such common stock. We have agreed to indemnify the selling shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the selling shareholders, or their transferees or assignees, may be required to make.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter under the Securities Act, they must comply with applicable law and may, among other things:

(a) not engage in any stabilization activities in connection with our securities;

(b) furnish each broker or dealer through which common stock may be offered such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

(c) not bid for or purchase any of our securities attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.


             DESCRIPTION OF SECURITIES TO BE REGISTERED

We have 100,000,000 authorized shares of common stock with a par value of $0.001 per share of which 21,292,443 are currently issued and outstanding as of October 3, 2000, including 2,460,000 of the shares offered by the selling shareholders through this prospectus. In addition, there are approximately 246,000 shares of common stock issuable upon the exercise of warrants, issued to the selling shareholders.

Thus, there are a total of 2,706,000 shares of common stock that could be sold by the selling shareholders under this offering.

Holders of common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulative voting in the election of directors.
Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. The vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our articles of incorporation.

Holders of common stock are entitled to receive dividends on a pro rata basis, when, as and if declared by the board of directors, from funds legally available, subject to the rights of holders of any outstanding preferred stock. In the event of the liquidation, dissolution or winding up of the our affairs, all of our assets and funds remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

              INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of it or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Michael A. Cane of Cane & Company, independent counsel to us has provided an opinion on the validity of our common stock.

                     DESCRIPTION OF BUSINESS

We are in the business of designing and developing microwave technologies for dermatological applications through our wholly owned subsidiary, Microwave Medical Corporation, a California
corporation.    Unless specified otherwise, throughout this
discussion, we will refer to this subsidiary and ourselves, interchangeably.

Principal Services and Products

We are engaged in the development of technology relating to the use of microwave energy for medical applications. In January of 2000, the US Patent and Trademark Office issued us a patent entitled, "Method and Apparatus for Treating Subcutaneous Histological Features," which focuses on the application of microwave energy in the treatment of spider veins and for use in hair removal. The use of microwave for hair removal is based upon the selective heating of hair follicles while cooling the surface of the skin for its protection. The hair follicle is the tissue around the hair that promotes the growth of the hair. We have used computer modeling and laboratory studies to optimize our system for hair removal.
Our studies have shown effectiveness in destroying hair follicles while maintaining the integrity of the skin surface.

Phase III clinical trials for hair removal were completed in April 1999 to prove safety and efficacy in the use of the product. We submitted the results to the FDA on April 22, 1999. On October 25,

1999, the FDA granted us approval to begin marketing our microwave hair removal device for non-facial hair removal.

Our plan is to complete the development of a microwave therapy system that incorporates the technology described in our patent application for the treatment of facial hair and Telangiectasia, or, spider veins as a follow up to this hair removal treatment. Spider veins are thread-like red to purplish veins that stem from a network of small veins just below the surface of the skin. Spider veins develop more predominantly on the legs and faces of women. The female hormone estrogen usually causes these problems. At this time, injection and lasers are the predominant treatments for this condition.

We launched our microwave system for hair removal at the end of the fourth quarter of 1999, but incurred difficulties in the sale and operation of the machines. We have re-launched the MW 2000 hair removal system during the third quarter 2000.

Our systems use microwave energy delivered to various target structures within the body to induce highly controlled hyperthermia. This condition enables our machine to induce a change in a person's tissue to produce the desired cosmetic or therapeutic affect.

The nature of the technology requires us to research, design and
develop unique components.   These proprietary components are then
incorporated into systems using other mechanisms from a variety of suppliers. Although we make an effort to reduce dependence on single source suppliers, there are some components that are jointly developed with others who we are contractually or practically obligated to work with on an exclusive basis.

We build our devices based on forecasts of future sales and then inventory the products. Our build, configuration and test process requires certain system adjustments and final testing for each order received. Our objective is to ship sales orders within 14 days of final order approval. However, we rely on a variety of suppliers for key components and services, and therefore delivery capability is dependent on these outside suppliers' capacity and lead times.

Our expertise is in the precise delivery of microwave energy to targeted tissue in whichever application the system is operating. Our product development efforts require basic research, design engineering, clinical investigation and manufacturing engineering. The final product must not only work as designed technically, it must be clinically effective and commercially viable. Although, some of these efforts are within our control and expertise, we operate in a highly regulated industry. As a result, government regulatory bodies will often determine our products' availability to the market.

1. Multi-Platform Device

One of our strengths is the multi-platform nature of our machines, which are comprised of a versatile amplifier and an interchangeable delivery device. Using this platform, we believe we can produce a family of devices to meet customer expectations for economy, performance and efficiency as well as patient needs for safety and efficacy.

Our core microwave system is capable of producing energy at frequencies and pulse durations that should provide benefits in a variety of aesthetic and therapeutic procedures. Although specific system configurations have not yet been determined, by modifying accessories, rather than the microwave system, for each indication, we may be able to provide cost-effective solutions for users while building economies of scale in our manufacturing process.

2. Recent Approvals

On October 25, 1999, our microwave system for non-facial hair removal received written approval from the U.S. Department of Health and Human Services, Food and Drug Administration to begin marketing. The device was classified into Class II - Special Controls. We may, therefore, market this device subject to the general control provisions of the Act, including requirements for annual registration, listing of devices, good manufacturing practice, labeling, and prohibitions against misbranding and adulteration, and the additional controls mandated by the Class II classification.

In January 2000, the US Patent Office issued a new patent for our microwave delivery system, entitled, Method and Apparatus for Treating Subcutaneous Histological Features.

3.  Facial Hair

In July 2000, we received Investigational Review Board approval from Independent Review Consulting, Inc. to conduct Phase III clinical trials for the treatment of facial hair using our microwave delivery system. When this phase of the clinical trial is successfully completed, we expect to proceed with an FDA submission for this application.

4. Telangiectasia (Spider Veins) Treatments

In May 1999, we received Investigational Review Board approval from Independent Review Consulting, Inc. to conduct Phase III clinical trials for the treatment of spider veins in the legs using our microwave delivery system. When this phase of the clinical trial is successfully completed, we expect to proceed with an FDA submission for this application.

5. Orbital Facial Wrinkles

We believe that our microwave technology may provide a treatment for facial elastosis, or facial wrinkles. This condition exists widely in certain age groups with the financial means and motivation to correct the condition.

In September 1999, we received IRB approval for a pilot study to treat orbital facial wrinkles as an alternative to laser therapy and chemical peels. These are high-demand elective procedures that, as currently performed, require dedicated equipment and long patient recovery periods. We believe our technology may provide a clinical improvement in the appearance of facial wrinkles. However, we can provide investors with no assurance that such results will materialize upon testing.

6. Striae (Stretch Marks) Treatments

We believe that our microwave technology may provide a treatment for striae or stretch marks. This condition exists in certain groups who currently have limited treatment options. Both providers and patients are motivated to find a reliable effective treatment.

In December 1999, we received IRB approval for a pilot study on the treatment of striae or stretch marks due to scarring. Currently, although significant demand exists, there is no widely accepted treatment for this condition. Theoretically, our technology might provide at least a cosmetic improvement in the appearance of striae. However, we can provide investors with no assurance that such results will materialize upon testing.

7. Additional Clinical Uses

While we continue to pursue our target markets of non-invasive aesthetic clinical procedures, the versatility of our microwave technology makes other therapeutic opportunities appear viable. We are evaluating several of these therapeutic uses, including oncology, urology, gynecology and cardiology.

Aesthetic Medical Treatment Industry

In the United States, according to a Smith Barney report, 1 million women are customers of electrologists, spending an average of $1,000 per year on an average 27 procedures. An additional 80 million women spend an additional $500 million on depilatory products such as shaving, waxing, and other accessories.

The current U.S. market is therefore around $1.5 billion for such services. The market size in Japan has also been estimated at over $1 billion, and other world markets taken together may account for a similar figure. Huge potential exists in the Japanese markets for microwave hair removal where their cultural aversion to body and facial hair is stronger than in any other ethnic group. To date there has been no non-invasive hair removal technology that satisfies this population. The reason for this stems from the Asian skin type that is extremely prone to hyper-pigmentation, or darkening of the skin, when treated by a laser whose only mechanism for hair removal is melanin absorption. Microwave hair removal has no effect on melanin making the risk of pigmentary changes virtually non-existent.

There are two ways of looking at the U.S. market for potential hair removal: (a) treatment at a salon, currently through waxing and electrolysis; or (b) treatment by a physician, where the treatment is performed either by a dermatologist or a cosmetologist working under a physician's direction.

To date, hair removal lasers have been sold primarily to physicians and have not been accepted by electrologists. We believe there are several reasons for this. First, electrologists are already trained in electrology and they see laser hair removal clearance rates as being too low. Second, they are uncomfortable and ill equipped to deal with the undesirable side effects associated with laser hair removal. As a result, we believe there is an untapped market of 24,000 to 26,000 beauty care salons or spas (19,000 - 20,000 self standing), and 11,000 to 15,000 electrologists operating either on their own or as part of a beauty/skin care salon.

Leg Vein Market

Up to 80 million adults in the U.S. alone are affected by unwanted leg veins. It has been estimated that 29%-41% of women and 6%-15% of men worldwide have abnormal leg veins. Most vessels presented for treatment are less than 1 mm in diameter, although varicose veins range from under .3 mm to over 3 mm in diameter. Currently, the treatment of leg veins using conventional sclerotherapy is estimated to be a $1 billion annual worldwide market. Sclerotherapy is a largely successful approach, but one that is often unpopular because of the invasiveness of the process. As a result, noninvasive techniques such as microwave treatments are considered highly desirable by both patient and physician. Thus, if ultimately successful, the microwave technique may expand the original sclerotherapy market. Those practitioners who have had unacceptable cosmetic results with current laser and pulsed-light devices would be good candidates to buy our microwave delivery system as a replacement technology for this market. It is estimated that there are 1,500 lasers installed worldwide for the purpose of treating leg veins.

As is the case with hair removal, the Asian markets offer a particularly strong potential market for our microwave delivery system.

Although leg vein lasers use wavelengths that target blood they still have strong absorption in melanin creating an high risk of hyper-pigmentation. Microwave technology presents no such risk giving our microwave delivery system an advantage in this and other international markets with predominantly dark-skinned populations.

Stretch marks

Stretch marks are common in many healthy women and men and often occur during puberty or pregnancy. They can be seen following a rapid weight gain or loss, in weight lifters as well as in Cushing's disease or debilitating infections. It is estimated that unwanted stretch marks plague 80 - 100 million people in the U.S. alone and double again that number internationally. The equipment market for stretch marks is estimated at $250 to $350 million. The results from laser technology have been disappointing. As a result, the treatment is rarely performed and the market awaits a new technology that offers acceptable cosmetic results without the undesirable side effects attendant with pulsed dye laser technology. The potential market for microwave technology at an average selling price of $93,000 is estimated to be between 2,000 to 3,000 units.

Resurfacing

The resurfacing market is more mature and lucrative than the other markets described above with 6,500 lasers installed worldwide. The current focus is on finding a non-invasive way to remove wrinkles that does not involve sanding, vaporizing or otherwise removing tissue. The goal is to offer a facelift-type cosmetic result, strengthening instead of thinning the skin without creating an open
wound.   This would amount to the creation of a whole new treatment method, significantly enhancing market penetration among the 156,500 potential physicians/users.

Competition and Marketing

The worldwide annual market for dermatology/cosmetic equipment sales presents a tremendous opportunity for business development. This is the result of the medical community's need for elective or private pay income to offset declining managed care mandated fee cutbacks. This has propelled the development of the burgeoning aesthetic surgery market.

We will primarily market our microwave technology in the cosmetic dermatology market. In recent years, there has been a substantial upsurge in the demand for non-surgical cosmetic procedures in the treatment of spider veins and removal of hair. Market interest has been largely fostered by the introduction of laser technology for use in cosmetic dermatology.

We plan to compete with laser devices in North America and the European Community. Our competitive advantage is expected to be our price, safety, hair and skin color range and effectiveness. The end user price is expected to range from $95,000 to $100,000, which is 25 to 35 percent below the current cost of the equivalent laser systems. In addition, laser technology cannot be applied well in individuals with dark skin and does not effectively cause hair removal in individuals with light colored hair. These limitations are the result of absorption of laser energy by specific pigments in the skin and hair. In addition, the efficacy of laser systems for spider veins is below optimal, in most cases requiring 3 to 5 treatments to achieve an acceptable result. Based upon our studies to date, these limitations are not expected to appear in our microwave system.

Our principal competitors are Candela Corporation and ESC Medical
Systems Ltd. Both Companies sell, among other things, laser systems used for hair removal and the treatment of spider veins.

Marketing Program

As a medical device company with a new technology, delivery mechanism and clinical technique, we are pursuing an educational marketing program followed by promotional efforts in the appropriate markets. We plan to use electronic media and web-based applications for this purpose. Additionally, we plan to exhibit and offer promotions at influential industry congresses and events.

Our focus is on two marketing strategies for our hair removal product: (1) selling or leasing the product to physicians and other health-care practitioners, and (2) fee sharing in which we arrange for the financing of the product and then take some percentage of the revenue generated through the use of the product.

The primary customers for our hair removal product are physicians and other healthcare practitioners specializing in cosmetic surgery and dermatology. In the U.S. alone, it is estimated that there are approximately 25,000 cosmetic surgeons and dermatologists. In addition, other physician specialists such as family practitioners, gynecologists, and surgeons have incorporated cosmetic dermatology into their practices.

To date, we have concentrated our marketing and sales efforts in the United States.

In the third and fourth quarter of 1999, we introduced the MW2000 to the hair removal marketplace. We attempted to accomplish this primarily through national and local trade shows and the individual efforts of sales personnel. It was our hope that these actions would set the ground work for generating future sales and revenues.

During 1999, we expanded our outside sales force by contracting with several independent sales representatives and four major distributors. Our outside independent sales force grew to 50 persons in the fourth quarter of 1999.

Our inside sales department, located in Phoenix, AZ is composed of one person who is our national sales manager. The national sales manager is responsible for developing new accounts, as well as working locally with independent sales representatives and distributors.

Independent salespeople are generally compensated through a straight commission based on completed sales. Distributors purchase machines at discounted prices based on volume and then re-sell to physicians.

We hope to attain prominence as a market leader through a carefully constructed marketing program, encompassing the following components:

1. Public Relations

We plan to launch an aggressive, well-timed, PR campaign in the popular print and broadcast media. We hope to place editorials in health and beauty journals and televised national and local news broadcasts announcing our non-invasive cosmetic technology. We also plan to obtain the testimony of physicians attesting to the fact that microwave technology is much safer, more effective, and better tolerated than existing technologies.

This strategy will require the retention of a well-connected PR firm during the product introduction period and must be timed to coincide with targeted journal advertising, direct mail and trade shows. The videotapes and reprints derived from this campaign can then be used to sell the device to physicians and as patient information to sell the microwave treatment.

2. Journal Advertising

We plan to place advertisements in seven journals that specialize in the medical areas of plastic surgery, cosmetic surgery, and dermatology. For maximum impact, the ads will be timed to coincide with specific events and special issues relating to our business activities.

3. Direct Mail

We also plan to use direct mail as a method of generating leads. Most of the cosmetic surgery societies make their mailing lists available to manufacturers for a fee. Through regional and specialty focused direct mail efforts, we hope to generate a consistent stream of new interest in our microwave system.

4. Trade Show Attendance

One of the most cost-effective methods of reaching a large, focused, audience is through trade show participation. Throughout the year, we plan to attend approximately eight trade shows, reaching several thousand physicians in this manner.

5. Specialty Microwave Workshops and Seminars

We plan to attend and/or sponsor approximately 20 hands-on educational courses directed at small participant groups each year to expose physicians from different specialties to our microwave system. Our training seminars will feature experts who will present on the use of microwaves in medical treatment, the clinical applications of the MW Microwave Delivery System, and financial analysis and programs involving our machines. In addition, a device will be on the premises for the attendees to see and view a hands-on treatment with a live patient.

6. Clinical Presentations

Sales representatives will be provided with a book containing all clinical data related to our machines, including abstracts, white papers, re-prints from medical journals, and before and after images. The book will also contain other related materials such as, reprints from the popular press, a comparison matrix and a physician reference list.

7. Observation of a Patient Treatment

Physician prospects will have the ability to observe a patient procedure at the office of one of our preceptor physicians. In this way they can get the story from one of their peers as opposed to a sales representative. They will also have the chance to query the patient on how well they tolerated the treatment. Observing a patient procedure also obviates the need to make a demo unit available to the sales representatives.

8. Creating Physician Advertising Materials

Consumer marketing is becoming an increasingly crucial part of cosmetic surgery. Cosmetic surgery patients are consumers who have treatment choices and physicians have begun to recognize the need to compete for their dollars. The number of companies being utilized by physicians to help market their practices amply illustrates this fact. By providing this value added service, we can provide physicians with one more reason to purchase.

Employees

We have nine employees including our president, chief operating officer, chief financial officer, director of sales, secretary/comptroller, electrical/microwave engineers and microwave
technicians.     Expansion will coincide with sales of our product.
Independent companies currently conduct manufacturing and assembly
of our machines.   None of our employees or the employees of our
subsidiaries is subject to collective bargaining agreements, nor have they been on strike, or threatened to strike, within the past three years. We have no supplemental benefit or incentive arrangements with our employees other than health insurance coverage and our incentive stock option plan.

Patents and Trademarks

We have recently obtained a patent entitled, "Method and Apparatus for Treating Subcutaneous Histological Features" which focuses on the application of microwave energy in the treatment of spider
veins and for hair removal.   We also have several other filed
patents pending.

Research and Development Expenditures

During the 1998 and 1999 fiscal years, we spent the following amounts on research and development activities:



                Six Months ended    Year Ended          Year Ended
                June 30, 2000       December 31, 1999   December 31, 1998
                ----------------    -----------------   -----------------
                $  607,748          $  678,162          $  569,738

Corporate Organization and History

We are a Nevada corporation that was incorporated as a subsidiary of Dynamic Associates, Inc. on December 4, 1997. On February 26, 1998, we entered into an agreement with Dynamic in which we issued 14,223,929 of our common stock to Dynamic in consideration for:

(a) all of the issued and outstanding shares of P&H Laboratories, Inc., a California corporation ;

(b) all of the issued and outstanding shares of Microwave
Communication Corporation and shareholders loans to MMC in the amount of $2,169,806; and

(c) the agreement of Dynamic to pay to us a total of $200,000. The obligation of Dynamic to pay the sum of $200,000 is evidenced by a promissory note dated February 26, 1998. Dynamic made a payment of $50,000 toward this obligation in March of 1999, making the current principal amount of the debt $150,000. This amount is currently past due.

On March 11, 1998, Dynamic distributed all of our shares to its shareholders. Each shareholder of Dynamic received one of our common shares for each of their common shares in Dynamic. The shares distributed by Dynamic constituted all of our issued and outstanding shares at the time.

We sold the business of P&H under an asset purchase and sale agreement dated March 9, 1998. Under this Agreement, we took back a promissory note from the purchaser, MCC/ Ferro Systems, Inc., as partial consideration. This promissory note is currently in default.

Subsidiaries

We have two subsidiaries, Microwave Medical Corporation and P&H
Laboratories, Inc. MMC is our only active subsidiary.

All of the information listed throughout this prospectus includes both this subsidiary and us. The subsidiaries' financial information is included in the consolidated financial statements attached to this document. We did not come into existence until December 1997, while the subsidiaries were in existence for all of 1997. P&H and MMC have maintained separate operations and financial reporting, both prior and subsequent to our spin-off from Dynamic.

Description of Property

Our principal business offices are in leased premises at 6617 N.
Scottsdale Road, Suite 103, Scottsdale, AZ 85250. Our lease commitment expires on December 31, 2002. We own no real property.

MMC's offices are located at 601 Del Norte Boulevard Suite S,
Oxnard, California 93030.  This lease expires on July 2002.


    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

Over the past several months, we have been faced with a number of problems in bringing our new product to market. In addition to the more traditional difficulties of generating sales, our vice president of marketing and national sales manager resigned in
January 2000.   Following this, we have been actively involved in
hiring and training new sales executives and personnel, but the process has been slow and costly.

We delivered 36 machines to doctors prior to December 31, 1999, however, because these deliveries did not meet all of the criteria required for the recognition of revenue by December 31, 1999, no revenue was recognized on our books in 1999. This along with other complications from operations caused us to be unable to include our audited financial statements with our original 10K filing. An amended 10K filing with these audited financials was made on May 16, 2000.

Management believes that the adverse results we experienced during our initial sales activities were primarily attributable to the following:

1.    problems with the operation of our new microwave system;
2. the learning curve associated with the specialized selling and training requirements of our new microwave technology;
3. the limited amount of internal resources and personnel available to us at the time.


Management believes that these difficulties will be overcome through the addition of new key personnel, including a new C.E.O., C.F.O., marketing director, product and quality assurance manager, clinical nurses, and an inventory/shipping manager. As of the date of this filing we have added a new C.F.O., national sales manager and clinical nurse. We intend to add the other new key personnel over the next few months after financing is obtained.

We have expanded our clinical sites. Management believes this expansion will provide us with a number of peer review publications and clinical white papers from medical luminaries in the field of dermatology, pheblology, plastic surgery and other specialties. This action may also provide individuals who can be called upon to lecture on the merits of our microwave technology.

As the product was re-launched late in the third quarter and no significant cash flows from sales have been generated, management anticipates we may require additional funds to continue operations in the fourth quarter of 2000 and the first quarter of 2001. We therefore intend to offer a new private placement to fund operations until sufficient cash flows are derived from sales revenues. To help expand our ability to generate revenue, we will also be looking for a strategic partner or strong national sales distribution organization to expand our sales opportunities.

While we have been able to raise funds through equity and debt offerings in the past, we can offer no guarantee to investors that we will be able to raise sufficient funds in the future or that sufficient cash flows from revenues will ever be achieved. Failure to obtain additional financing or generate sufficient revenues would have a material adverse effect on our viability.

Default on Note Payment by Purchaser of P&H

We sold the business of P&H Laboratories to Microwave Communication Corporation on March 9, 1998 and received a promissory note payable to P&H. P&H later assigned its rights under this note to us.

The payment due on March 31, 1999 was not received when due. We re-negotiated a new payment schedule, but MCC defaulted on this obligation as well. We are currently considering the enforcement of our claim through litigation.

Prior Period Adjustments

In 1998, our former parent, Dynamic Associates, Inc., as part of the spin-off, agreed to cancel our subsidiary's debt to it of $2,169,806. We recognized this discharge of indebtedness as
earnings for the year ended December 31, 1998.   After careful
review, we changed this entry on our books to a capital transaction, and thus decreased net income by $2,169,806 and increased additional paid in capital by a like amount.

Additionally, as part of our spin off with Dynamic, it agreed to pay us $200,000 to help in our start-up. We originally recorded this item as a receivable and revenue. In 1999, Dynamic paid us $50,000 towards this debt. After careful review, we reclassified this item to a capital transaction, thereby decreasing net income by $200,000 and reclassifying the receivable into stockholders' equity.

Assets

Our total assets decreased to $3,697,183 as of June 30, 2000 from $4,117,108 on December 31, 1999, a decrease of $419,925 or 10.2%.
The net change resulted primarily from decrease in cash and deposits partially offset by an increase in inventory. The decrease in cash resulted primarily from cash used in normal operations. The decrease in the deposits was caused by our renegotiating a contract with a major supplier and offsetting a corresponding liability. The increase in inventory of approximately $1,119,044, or 67.1% is the result of our continuing production of MW 2000 systems in connection with the re-launch of the product in the third quarter.

Liabilities And Stockholders' Equity

Our operations for the six months ending June 30, 2000 were funded by an increase in capital and short-term borrowings. Stockholders' equity increased $449,936, or 19.4%, to $2,774,500 as of June 30,
2000. The net increase in stockholders' equity resulted primarily from our sale of common stock, approximately $2,400,000, and the exercise of stock options, less the net loss from operations.

We borrowed funds from an officer in the amount of $150,000 in exchange for a promissory note. We then converted $100,000 of the note into equity as part of a private placement. The remaining $50,000 note matures in October 2000 and has an interest rate of 10%. We also increased our borrowings on our line of credit by $40,000.

Results of Operations

In the prior year, we began our initial production of the MW 2000 machines and delivered 36 of the machines to clinical sites across the country. Of these machines, we have taken back 4 machines, 10 are with our national distributor pending order placement, 10 are involved in clinical trials and 12 have been returned to inventory to receive upgrades or other product modification.

Our net loss for the six months ended June 30, 2000 was $2,008,064 compared to a loss of $775,975 during the same period in 1999.
This increase in the net loss was caused by ramping up production and establishing the necessary internal infrastructure to accommodate the projected sales expected in connection with the re-launch of the MW 2000 machine.

Our general and administrative expenses for the six months ended June 30, 2000 were $1,388,954 compared to $477,320 for the same period in 1999. This reflects an increase of $911,634, or 191%. This increase in general and administrative costs as compared to the same period in the prior year was primarily due to advertising and promotion cost involved in bringing the product to market, an increase in professional fees and an increase in the costs associated with clinical trials.

Our research and development expenses were $607,748 for the six months ended June 30, 2000 compared to $262,151 for the same period in 1999. The increase of $345,597, or 131.8%, reflects our continued research into additional applications for its microwave technology.

Despite initial efforts, our sales have not met management's
expectations.   We recorded our first revenue during the third
quarter of 2000 and anticipate increasing revenues in the fourth quarter. We have resolved a number of issues and problems regarding the use and operation of the MW 2000 machine by physicians and their staff. Management has developed an internal evaluation process that has resulted in planned modifications and upgrades to the MW 2000 machine, including such things as warning labels, instruction manuals, on-site training, and clinical support.

Liquidity and Capital Resources

As of June 30, 2000, we had $66,253 in cash. During the first six months of 2000, we completed a private placement of 1,000,000 shares of our common stock. Net cash proceeds from this placement were $2,400,000. We completed an additional private placement of 1,860,000 shares of common stock in September 2000. Net proceeds to date from this private placement, net of issuance costs, are $930,000.

We used cash of $2,715,324 in our operating activities during the six months ending June 30, 2000 compared to $172,281 for the same period in 1999. In the six months of 2000, we were primarily involved in product upgrades, re-structuring management and in enhancing internal procedures. We have substantially completed upgrades to the MW 2000 and have re-launched the product.

Management intends to obtain financing, as necessary, through additional equity offerings until such time as cash flows from
operations are sufficient to support operations.   Management
believes that it will be able to raise the money that is necessary, but currently does not have this financing in place.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend, hope and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the risk factors section and elsewhere in
this prospectus.    The forward-looking statements made in this
prospectus relate only to events as of the date on which the statements are made.

Impact of the Year 2000 Issue

The Year 2000 problem arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with 20 instead of the familiar 19. We have not experienced any difficulties as a result of this potential problem and do not expect any problems in the future.


                           MANAGEMENT

The following are the names of our officers and directors, their present positions, and some brief information about their background.

Name		  Age	      Offices Held
----              ---         ------------
Jan Wallace       43          Director, President
Tyler Brown	  41          Chief Operating Officer
Dean Drummond     31          Chief Financial Officer
Elliot Smith      68          Director
Jack Friedland    59          Director
Neil Marcus	  58	      Director
Nigel Parker      47          Director

Jan Wallace was our president, chief executive officer and one of
our directors at our inception in December, 1997.   Ms. Wallace
resigned as president and chief executive officer effective October 1, 1998 but was then re-appointed on July 9, 1999 after the resignation of former president Paul Banko. Ms. Wallace is also employed by Dynamic Associates Inc. and has been since April 1995, when she was elected to the board of directors and accepted the position of chief operating officer. She is currently a director and the president of Dynamic. Ms. Wallace was previously vice president of Active Systems, Inc. a Canadian company specializing in SGML Software, an ISO standard, in Ottawa, Ontario for the period from 1993 to 1994. Before that, she was president and owner of Mailhouse Plus, Ltd., an office equipment distribution company that was sold to Ascom Corporation. She has also been in management with Pitney Bowes-Canada and Bell Canada where she received its highest award in sales and marketing. Ms. Wallace was educated at Queens University in Kingston, Ontario and Carleton University, Ottawa, Ontario in Political Science with a minor in Economics.

Tyler M. Brown has been our chief operating officer since November 1999. Mr. Brown has over 17 year of experience in the medical device field. Prior to joining us, he held positions as the Director of Marketing for the Medical Division and Senior Product Manager for Cosmetic and Surgical Lasers and Accessories for ESC Medical Systems, Inc. From 1990-1995, he was the product manager for ultrasound systems and sales and marketing manager for ultrasound transducers for Advanced Technology Laboratories. From 1987 -1988, he was Vice President and co-founder of Sound Technology, a company that developed ultrasound transducers for OEM customers. From 1983 - 1987, Mr. Brown was the marketing manager for OEM products for Johnson and Johnson Ultrasound. Mr. Brown received his undergraduate degree from Ohio Wesleyan University and a MBA from Pennsylvania State University.

Dean A. Drummond was recently appointed CFO of MW Medical in June 2000. Mr. Drummond has over 8 years of public and private accounting experience. Prior to joining us, he was a senior accountant with Grant Thornton. While at Grant Thornton, Mr. Drummond worked with a wide variety of industries specializing in technology and manufacturing companies. From 1992 - 1995, Mr. Drummond was the accounting manager for BW Seafoods, Inc., an importing and wholesale company. Mr. Drummond received his bachelors degree in accounting from the University of Southern California.

Elliot Smith is one of our directors, appointed on September 16, 1999. Mr. Smith has held a variety of senior management-level positions in some of the world's most prestigious financial institutions during the past 40 years. Mr. Smith began a 29-year career with Prudential Bache in 1954 when he was hired as a registered representative in its Syracuse, New York office. By 1973, Mr. Smith was elected to the Board of Directors of Bache & Company Inc. In 1977, he was named Senior Officer of Commodity Division and Metal Company and in 1980, was elected president of Bach Haley Stuart Metal Company Inc. On leaving Prudential-Bache in 1983, Mr. Smith served as executive vice president at R. Lewis Securities, Inc., located in New York City and from 1983 to 1995, was president of Whale Securities Company, L.P., in New York. Since 1995, Mr. Smith has served as president of the Equity Division of Rickel & Associates, Inc., an investment company. Mr. Smith has also been elected to the boards of the Pennington School and Jullians Corporation. He is a former member and director of the Chicago Board of Options Exchange; governor of the American Stock Exchange; governor and chairman of the AMEX Commodities Exchange; director and member of the executive committee of the Securities Industry Automation Corp. and a past president of the Association of Investment Brokers. Mr. Smith is currently executive vice president, Investments at Oscar Gruss & Son, Inc.

Jack Friedland is one of our directors, appointed on September 16, 1999. Dr. Friedland has operated a medical office in Phoenix, Arizona for the past 25 years. Dr. Friedland specializes in aesthetic plastic and reconstructive surgery for both children and adults. Dr. Friedland completed his undergraduate education at the University of Wisconsin (Madison), received his Bachelor of Science degree from Northwestern University in 1962 and graduated from Northwestern Medical School in 1965 where he was elected to the Alpha Omega Alpha Honor Medical Society. Following his graduation from medical school, Dr. Friedland's post-doctoral work included a surgical internship from 1965-1966 and surgical residency from1966-1970 through New York

University - Bellevue Medical Center.  Dr.
Friedland was surgery resident and chief resident during his surgical residency at N.Y.U. from 1966-1970, and chief resident and plastic surgery resident at the Institute of Reconstructive Plastic Surgery, N.Y.U. Medical Center from 1972-1974. Dr. Friedland maintains three board certifications: National Board of Medical Examiners, American Board of Surgery, and American Board of Plastic Surgery and is a Fellow with the American College of Surgeons. Dr. Friedland is also a former president and current member of the Board of Trustees of the prestigious American Society for Aesthetic Plastic Surgery. Dr. Friedland has authored numerous published books and peer-reviewed articles in his practice specialty.

Neil Marcus is one our directors, appointed July 22, 2000. Mr. Marcus is a certified public accountant with over 36 years of experience in the finance area. Since 1999, Mr. Marcus has been an independent financial consultant. From 1997 through 1998, Mr.
Marcus was the chief financial officer of Unitel Video, Inc.   From
1973 to 1997, Mr. Marcus was the chief financial officer of Kavanau Real Estate Trust, a publicly traded company and Sanford Nalitt and Associated companies, a Staten Island real estate developer. Mr. Marcus was a CPA with Alexander Grant & Co. (now known as Grant Thornton LLP) from 1964 to 1973. Mr. Marcus received his bachelor degree from City College of New York.

Dr. Nigel Parker in one of our directors, appointed July 22, 2000. Mr. Parker brings to the board with a wealth of experience in the healthcare industry and particular expertise in cutting edge medical technology. Since 1998, Dr Parker has been the CEO of Eurogene Ltd, one of Europe's leading gene therapy companies. From 1995 through 1998, Dr. Parker was the European vice president and United Kingdom general manager or Teva Pharmaceuticals, Ltd. From 1991 through 1995, Dr. Parker was the European Vice President of PMSI, a pharmaceutical sales and marketing service organization. Dr. Parker's scientific background will benefit us in clinical and preceptor site selection, while his experience in funding and investment financing adds to the board's audit committee, on which
he will also serve.   Dr Parker has previously served as European
vice president for Teva Pharmaceuticals Ltd (NASDAQ) and for Pharmaceutical Marketing Services Inc. (NASDAQ) where he was also a corporate officer. Dr. Parker holds a PhD from London University.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND MANAGEMENT

The following table provides, the beneficial ownership of our common stock by each person known by us to beneficially own more than 5% of our common stock outstanding as of October 3, 2000 and by our officers and directors as a group. Except as otherwise indicated, all shares and warrants are owned directly.

                  Name and address          Amount of             Percent
Title of class    of beneficial owner       beneficial ownership  of class
--------------    -------------------       --------------------  --------
Common Stock      High Octane Fund Ltd
                  HWR Services
                  Craigmuir Chamber
                  PO Box 71
                  Road Town,
                  Tortola BVI                 1,222,781             5.51%

Common Stock      Chase Manhattan Bank
                  4 New York Plaza
                  13th Floor
                  New York, NY                3,924,338            17.69%

Common Stock      Boston Safe Deposit
                    & Trust Co.
                  C/O Mellon Bank
                  Mellon Bank NA
                  Three Mellon Bank Center
                  Room 153-3015
                  Pittsburgh, PA              1,135,949             5.12%

Common Stock      Value Management &
                    Research AG
                  Am Kronberger Hang 5
                  D-65824 Schwalbach
                  Germany                     2,145,199             9.67%
---------------------------------------------------------------------------
We know of no other person who is the beneficial owner of more than five percent of our common stock.


Management

Common Stock      Jan Wallace                   940,000             4.24%
                  (Chairman)
                  6617 N. Scottsdale Road,
                    Suite 103,
                  Scottsdale, AZ 85250

Common Stock      Tyler Brown                    25,500             0.11%
                  (COO)
                  6617 N. Scottsdale Road,
                    Suite 103,
                  Scottsdale, AZ 85250

Common Stock      Dean Drummond                       0                0%
                  (CFO)
                  6617 N. Scottsdale Road,
                    Suite 103,
                  Scottsdale, AZ 85250

Common Stock      Elliot Smith                   64,000              0.29%
                  (Director)
                  6617 N. Scottsdale Road,
                    Suite 103,
                  Scottsdale, AZ 85250

Common Stock      Jack Friedland                      0                0%
                  (Director)
                  6617 N. Scottsdale Road,
                  Suite 103,
                  Scottsdale, AZ 85250

Common Stock      Neil Marcus                         0                0%
                  (Director)
                  6617 N. Scottsdale Road,
                    Suite 103,
                  Scottsdale, AZ 85250

Common Stock      Nigel Parker                        0                0%
                  (Director)
                  6617 N. Scottsdale Road,
                    Suite 103,
                  Scottsdale, AZ 85250

Common Stock      All Officers and Directors  1,029,500             4.64%
                  as a Group (7 persons)
----------------------------------------------------------------------------
These percentages are based on 22,178,443 shares of common stock and warrants outstanding as of October 3, 2000.

In addition, Ms. Wallace holds stock options to purchase 400,000 shares at a price of $1.00, Mr. Brown holds stock options to purchase 100,000 shares at a price of $1.50, Mr. Drummond holds options to purchase 50,000 shares of our common stock at a price of $1.50, Mr. Marcus holds options to purchase 100,000 shares of our common stock at a price of $1.50, Mr. Smith holds stock options to purchase 100,000 shares at a price of $1.50, Dr. Parker holds options to purchase 100,000 shares of our common stock at a price of $1.50, and Dr. Friedland holds stock options to purchase 100,000 shares at a price of $1.50.

Warrants

We have issued warrants to purchase 886,000 shares of our common stock. Warrants to purchase 350,000 of these shares are exercisable at a price of $2.75 per share on or before the close of business on July 30, 2002. Warrants to purchase 100,000 of these shares are exercisable at a price of $3.50 per share on or before the close of business on December 15, 2001. Warrants to purchase 250,000 of these shares are exercisable at a price of $3.3125 per share at any time before 5:00 pm New York City time on July 20, 2004. The remaining 186,000 warrants are exercisable at a price of $1.75 per share and expire on September 18, 2003.

Options

Our board of directors has adopted an incentive stock option plan providing for the issuance of up to 2,500,000 shares of our common stock to our directors, officers, consultants, and employees. Currently, there are options issued and outstanding to purchase 2,182,000 shares of our stock through this stock option plan at prices ranging from $1 to $3.00.

Convertible Debentures

On July 20, 1999, we sold $3,000,000 worth of convertible debentures. All of these debentures were converted into shares of common stock by the end of 1999.

Public Market

Our common stock is currently trading on the OTC Bulletin Board under the symbol MWMD. On October 3, 2000, the closing sale price of our common stock was $0.875 per share.

Registration Rights

The selling shareholders have the right to require us to register their common shares with the US Securities and Exchange Commission. These rights are evidenced by a registration rights agreement and is the sole reason for our filing of this registration statement on behalf of the selling shareholders. The registration rights agreement provides, in part, that we are obligated to also register all of the shares of stock underlying the warrants we issued to these investors.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Except as disclosed below, none of the following parties since the date of our incorporation has had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that, in either case, has or will materially affect our business.

*     Any of our directors or officers
* Any proposed nominee for election as a director on our board of directors
* Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our issued and outstanding shares
*     Any promoter of our stock
*     Any relative or spouse of any of the foregoing persons

During 1999, we paid our president $180,000, and our secretary/treasurer $96,000.

For 2000, we are currently paying our president $16,500 a month, our COO $8,333 per month and our CFO $7,500 per month.

                     Annual Compensation Table

                   Annual Compensation    Long Term Compensation
                   -------------------    ----------------------
                                    Other Restricted
                                   Annual Stock      Options/* LTIP   All
Name  Title  Year  Salary    Bonus Compen- Awarded   SARs (#) pay-    Other
                                   sation                     outs($) Compen-
                                                                      sation
----  ----- -----  ------    ----- ------ ---------- -------  ------- -------
Jan     Pres-1999 $180,000     0      0        0     400,000     0       0
Wallace ident,
        CEO &
        Di-
        rector

Grace  Sec-  1999 $ 96,000     0      0        0     200,000     0       0
Sim    retary,
       Treas-
       urer

Elliot Di-   1999 $      0     0      0        0     100,000     0       0
Smith  rector

Jack   Di-   1999 $      0     0      0        0     100,000     0       0
Fried- rector
land

Tyler  COO   1999 $      0     0      0        0     100,000     0       0
Brown

Dean   CFO  1999  $      0     0      0        0           0     0       0
Drum-
mond

Neil   Di-  1999  $      0     0      0        0           0     0       0
Marcus rector

Nigel  Di-  1999  $      0     0      0        0           0     0       0
Parker rector


In March 1999, we granted an option to purchase 400,000 shares of our common stock to Paul E. Banko, our former president and CEO, and 400,000 shares to Jan Wallace. In November 1999, we granted an option to purchase 100,000 shares of our common stock to Tyler Brown. In July 2000, we granted an option to purchase 100,000 shares of stock to Neil Marcus, 100,000 shares to Nigel Parker, and 50,000 shares to Dean Drummond. The options allow the holders to purchase our common shares at a price of $1.00 - $1.50 per share. Fifty percent of these options were exercisable immediately and fifty percent required a one-year vesting period. A number of other employees were granted options on similar terms. Subsequently, Paul Banko resigned as president and CEO and an agreement was reached in which he retained only 200,000 of his original 400,000 options.

Our policy regarding related transactions requires that any director or officer who has an interest in any transaction to be approved by our board of directors, disclose the presence and the nature of the interest to the board prior to any approval of the
transaction.   The transaction may then be approved by a majority
of the disinterested directors, provided that an interested director may be counted in determining the presence of a quorum at the meeting to approve the transaction. Our policy regarding compensation for directors and officers is that the board of directors may, without regard to personal interest, establish the compensation of directors for services in any capacity.

                          LEGAL MATTERS

We are not a party to any material legal proceeding and to our knowledge, no such proceeding is threatened or contemplated. At this time, we do not have any material bankruptcy, receivership, or similar proceedings pending.

                             EXPERTS

Our consolidated statements of operations, stockholders' equity and cash flows and the financial statement schedule for the year ended December 31, 1998, appearing in this prospectus and registration statement, have been audited by Smith and Company, independent auditors, as described in their report appearing elsewhere in this document, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Our consolidated balance sheet as of December 31, 1999 and the consolidated statements of operations, stockholders' equity and cash flows for the year December 31, 1999, appearing in this prospectus and registration statement, have been audited by Grant Thornton LLP, independent auditors, as described in their report appearing elsewhere in this document, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                     AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the shares of our common stock offered by this prospectus. This prospectus is filed as a part of the registration statement and does not contain all of the information contained in the registration statement and exhibits. Reference is therefore made to such omitted information. Statements made in this prospectus are summaries of the material terms of referenced contracts, agreements or documents, but are not necessarily complete. Reference is made to each exhibit for a more complete description of the matters involved and these statements shall be deemed qualified in their entirety by the reference. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. For further information pertaining to us and our common stock offered by this prospectus, reference is made to the registration statement.

                    INDEX TO FINANCIAL STATEMENTS

Our financial statements, as described below, are attached hereto.

1.    Audited Consolidated Financial Statements

(a)   Reports of Independent Certified Public Accountants

(b)   Consolidated Balance Sheet

(c)   Consolidated Statements of Operations

(d)   Consolidated Statement of Stockholders' Equity;

(e)   Consolidated Statements of Cash Flows;

(f)   Notes to Consolidated Financial Statements;

2.    Un-audited Consolidated Financials for the first six months of 2000

(a)   Consolidated Balance Sheet

(b)   Consolidated Statements of Operations

(c)   Consolidated Statements of Cash Flows;

(d)   Notes to Consolidated Financial Statements.

May 12, 2000
MW Med-123199



                Financial Statements and Report of
                   Independent Certified Public
                            Accountants

                          MW Medical, Inc.

                    December 31, 1999 and 1998

                          C O N T E N T S


                                                               Page
                                                               ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                3

FINANCIAL STATEMENTS

      CONSOLIDATED BALANCE SHEET                                  4

      CONSOLIDATED STATEMENTS OF OPERATIONS                       5

      CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY              6

      CONSOLIDATED STATEMENTS OF CASH FLOWS                       7

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  8

       REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
       --------------------------------------------------


Board of Directors
MW Medical, Inc.

We have audited the accompanying consolidated balance sheet of MW Medical, Inc. (a Nevada corporation) as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MW Medical, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the year
December 31, 1999 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the Company has cash flow constraints, an accumulated deficit, and suffered recurring losses from operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thorton LLP

Los Angeles, California
April 13, 2000

                         MW Medical, Inc.
                    CONSOLIDATED BALANCE SHEET
                        December 31, 1999


                            ASSETS

CURRENT ASSETS
  Cash                                                 $    394,832
  Restricted cash                                           500,000
  Inventory                                               1,667,258
  Deposits                                                1,350,000
  Other current assets                                      165,341
                                                       ------------

     Total current assets                                 4,077,431

PROPERTY AND EQUIPMENT, net                                  21,104

OTHER RECEIVABLES, net                                       18,573
                                                       ------------
                                                       $  4,117,108
                                                       ============


              LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
  Accounts payable                                     $  1,143,802
  Short-term borrowings                                     425,000
  Income taxes payable                                        2,400
  Accrued expenses                                          118,242
  Deposits                                                  103,100
                                                       ------------

Total current liabilities                                 1,792,544

COMMITMENTS AND CONTINGENCIES                                     -

STOCKHOLDERS' EQUITY
Common stock $.001 par value; authorized - 100,000,000
  shares issued and outstanding, 18,374,443                  18,375
Additional paid-in capital                                9,291,928
Note receivable from former parent                         (150,000)
Accumulated deficit                                      (6,835,739)
                                                       ------------
Total stockholders' equity                                2,324,564
                                                       ------------
                                                       $  4,117,108
                                                       ============

  The accompanying notes are an integral part of these statements.
                                4

                         MW Medical, Inc.
               CONSOLIDATED STATEMENTS OF OPERATIONS
                      Year ended December 31,

                                            1999           1998
                                       -------------- --------------

Selling, general and
  administrative expenses              $    1,905,239 $      614,979
Depreciation and amortization                  62,622         96,348
Research and development                      678,162        569,738
                                        ------------- --------------

Net operating loss                         (2,646,023)    (1,281,065)

Other income (expense)
Interest income                                66,728         17,425
Interest expense                           (2,010,880)             -
                                        ------------- --------------
                                           (1,944,152)        17,425
                                        ------------- --------------

    Net loss from continuing operations
      before income taxes                  (4,590,175)    (1,263,640)

Income tax expense                              2,400            800
                                        ------------- --------------

    Net loss before discontinued
      operations                           (4,592,575)    (1,264,440)

Discontinued operations
  Sale of subsidiary                                -       (477,862)

Operations of subsidiary sold
  April 1, 1998                                     -       (194,268)
                                        ------------- --------------

                                                    -       (672,130)
                                        ------------- --------------

    NET LOSS                            $  (4,592,575)$   (1,936,570)
                                        ============= ==============

Basic and diluted earnings per share
  Net loss from continuing operations   $       (0.27)$        (0.08)
  Net loss from discontinued operations             -          (0.05)
                                        ------------- --------------
     Net loss                           $       (0.27)$        (0.13)
                                        ============= ==============

Weighted-average number of common shares   16,912,700     14,462,285
                                        ============= ==============


  The accompanying notes are an integral part of these statements.
                                5

                         MW Medical, Inc.
          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                Two years ended December 31, 1999



                                              Note
                                    Addit-    receiv-
                                    ional     able                     Total
                  Common stock      paid-     from        Accum-      stock-
                  ------------      in        former      ulated     holders'
                 Shares  Amount     capital   parent     deficit      equity
                 ------  ------  ----------   ------     -------  -----------
BALANCE,
  January
  1, 1998    14,223,929 $14,224  $   35,876 $      -  $ (306,594) $ (256,494)

Issuance of
  common
  stock for
  cash        1,500,000   1,500   1,009,513        -           -   1,011,013
Subsidiary
  adjustment          -       -      10,608        -           -      10,608
Debt
  forgiveness
  and note
  receivable
  from former
  parent              -       -   2,369,807 (200,000)          -   2,169,807
Net loss              -       -           -        -  (1,936,570) (1,936,570)
                 ------  ------  ----------   ------     -------  -----------

BALANCE,
  December
  31, 1998   15,723,929  15,724   3,425,804 (200,000) (2,243,164)    998,364

Issuance of
  common
  stock,
  net of
  issuance
  costs       1,000,000   1,000     673,974        -           -     674,974

Beneficial
  conversion
  feature in
  debentures          -       -   1,000,000        -           -   1,000,000

Convertible
  debentures
  converted to
  common
  stock       2,575,514   2,576   2,997,424        -           -   3,000,000

Stock
  warrants
  and
  options
  granted in
  connection
  with
  debentures          -       -     671,248        -           -     671,248

Retirement
  of stock   (1,185,000) (1,185)      1,185        -           -           -

Exercise
  of stock
  options       260,000     260     259,740        -           -     260,000

Stock
  options
  granted
  for
  services            -       -     262,553        -           -     262,553

Capital
  Contrib-
  ution
  by former
  parent              -       -           -   50,000           -      50,000

Net loss              -       -           -        -  (4,592,575) (4,592,575)
                 ------  ------  ----------   ------     -------  -----------
BALANCE,
  December
  31, 1999   18,374,443 $18,375 $ 9,291,928$(150,000)$(6,835,739) $2,324,564
             ========== ======= =========== ======== ===========  ==========


  The accompanying notes are an integral part of these statements.
                                6

                         MW Medical, Inc.
               CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Year ended December 31,

                                            1999           1998
                                       -------------- --------------
Cash flows from operating activities

Net loss                               $  (4,592,575) $  (1,936,570)

Adjustments to reconcile net loss to
  cash used in operating activities:

    Depreciation and amortization             62,622        134,925

    Loss on sale of subsidiary                     -        477,862

    Non-cash consideration in sale
      of subsidiary                                -        303,125

    Amortization of discount on
      convertible debentures                 671,248              -

    Stock options granted for services       262,553              -

    Interest expense related to
      beneficial conversion feature        1,000,000              -

    Bad debt expense                         183,125         60,000

    Changes in assets and liabilities

      Increase in accounts receivable              -       (233,519)

      Increase in other receivable           (14,340)             -

     (Increase) decrease in inventories   (1,667,258)        80,636

      Increase in restricted cash           (500,000)             -

      Increase in deposits and other
        current assets                    (1,456,192)      (109,157)

      Increase in accounts payable         1,073,036        124,436

      Increase in accrued expenses           117,204              -

      Decrease in accrued expenses -
        related party                       (132,714)             -

      Increase in deposits payable           103,100         34,775

      Increase in income taxes payable           800          1,600
                                       -------------- --------------
        Net cash used in
          operating activities            (4,889,391)    (1,061,887)


Cash flows from investing activities

  Payment of loan-other                            -         (3,915)

  Purchase of equipment                      (16,034)       (13,493)

  Proceeds from sale of subsidiary                 -        410,534
                                       -------------- --------------
        Net cash (used in) provided
         by investing activities             (16,034)       393,126



   The accompanying notes are an integral part of these statements.
                                  7

                           MW Medical, Inc.
          CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
                        Year ended December 31,



                                            1999           1998
                                       -------------- --------------

Cash flows from financing activities

  Borrowings - former parent                       -        170,000

  Proceeds from convertible debt offering  3,000,000              -

  Principal payment from debt                      -         (9,951)

  Capital contribution from former parent     50,000              -

  Borrowings from - related party                  -        100,000

  Repayments of loans - related party              -       (100,000)

  Proceeds from short-term borrowings        425,000              -

  Sale of common stock                       934,974      1,011,013
                                       -------------- --------------

       Net cash provided by financing
         Activities                        4,409,974      1,171,062
                                       -------------- --------------

       (Increase) decrease in cash          (495,451)       502,301

Cash at beginning of year                    890,283        387,982
                                       -------------- --------------

Cash at end of year                      $   394,832    $   890,283
                                       ============== ==============


Supplemental information

  Cash paid for interest                 $   321,472    $     9,824

  Cash paid for income taxes             $     1,600    $       800


Non-Cash Financing Activities:
------------------------------

The Company issued $3,000,000 of convertible debentures with detachable warrants and a beneficial conversion feature. Included in operating activities is $1,000,000 of interest expense related to the beneficial conversion feature and $671,248 of interest expense related to the discount on the debt. As of December 31, 1999, all of the convertible debentures were converted to equity.

The Company stock granted options valued at $262,553 for certain services.


   The accompanying notes are an integral part of these statements.
                                  8

                         MW Medical, Inc.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   December 31, 1999 and 1998

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
-----------------------

MW Medical, Inc. ("the Company") was incorporated under the laws of the State of Nevada on December 4, 1997. The Company is currently engaged in the development of technology relating to the use of microwave energy for medical applications. Through its subsidiary, Microwave Medical Corporation ("MMC"), the Company produces and distributes medical devices utilizing the Company's proprietary microwave technology.

Prior to April 1, 1998, the Company was also engaged in the manufacturing of highly technologically advanced components and subsystems for the communications and aerospace industries through its subsidiary, P & H Laboratories ("P&H"). During 1998, the Company decided to discontinue doing business in this industry, and consequently sold the net assets of P&H.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of the Company; its wholly-owned subsidiaries, MMC and MMC's German based subsidiary, Microwave Medical ("GmbH"), which was formed in late 1997, and P&H through the date of the sale. All significant intercompany balances have been eliminated in consolidation.

Concentration of Risk
---------------------

The Company outsources the majority of its manufacturing to one supplier. The reliance on a limited number of vendors is subject to several risks, including economic disruptions and price fluctuations, any one of which could have a material adverse effect on the Company's business and results of operations.

The Company maintains several accounts with established financial institutions. The balances in these institutions exceed insured amounts by approximately $683,000 at December 31, 1999. The Company believes there is little risk of loss based on its use of high quality institutions.

Revenue Recognition
-------------------

Revenue related to sales to end customers and to distributors are recognized upon shipment, when the price to the purchaser is fixed, there are not significant obligations for future performance and the purchaser's obligation is not contingent on resale of related merchandise.

                         MW Medical, Inc.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   December 31, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Deposits
--------

Deposits represent payments made to a supplier, which performs the majority of the Company's manufacturing. The supplier requires that the Company maintain an ongoing deposit with the supplier as collateral for goods in process.

Inventory
---------

Inventory, consisting principally of raw materials and finished goods, is stated at the lower of cost (principally using First-in, First-out) or market.

Research and Development Costs
------------------------------

Research and development costs are generally charged to operations as incurred. Research and development costs that have an alternative future use are capitalized. The total amount of research and development costs captialized in 1999 was $107,528. No research and development costs were capitalized in 1998.

Stock-Based Compensation
------------------------

The Company accounts for stock-based awards in accordance with APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"), which requires that compensation cost be recorded based on the intrinsic value of the award at the grant date and recognized over the service period. The Company, in accordance with Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation" (SFAS 123), provides pro-forma disclosures of net earnings (loss) and earnings (loss) per share as if the fair value based method of accounting for awards had been applied. Under the fair value based method, compensation cost is recorded based on the value of the award at the grant date and is recognized over the service period.

Estimates
---------

The Company's management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the year to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

                         MW Medical, Inc.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   December 31, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Depreciation and Amortization
-----------------------------

Depreciation and amortization of property and equipment are computed principally using the straight-line and accelerated methods with useful lives ranging from 17 months to 8 years.

Income Taxes
------------

The Company accounts for income taxes under the asset and liability method. Deferred taxes and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which such taxable differences are expected to be recovered or settled. The effect on deferred tax assets and liabilties of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Net Loss per Share
------------------

Basic and diluted loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the periods presented. The Company's diluted loss per share does not include any common stock equivalents, as their effect is antidilutive.

Stock options and stock purchase warrants to purchase shares on common stock that were outstanding during 1999 which were not included in the computation of diluted loss per share because the impact would have been antidilutive were 1,745,000 and 600,000, respectively.

Reclassifications
-----------------

Certain amounts in the 1998 financial statements have been reclassified to conform to the 1999 presentation.

                         MW Medical, Inc.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   December 31, 1999 and 1998


NOTE B - REALIZATION OF ASSETS

The Company has suffered recurring losses from operations and may continue to incur operating losses for the foreseeable future due to the significant costs anticipated to be incurred in connection with manufacturing, marketing and distributing its microwave products. In addition, the Company intends to continue to conduct research and development activities, including regulatory submittals and clinical trials to develop additional applications for its technology. The Company operates in a highly competitive environment and is subject to all of the risks inherent in a new business enterprise.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management has taken steps which it believes are sufficient to provide the Company with the ability to continue its operations over the near term. In January 2000, the Company raised $2,400,000 through the sale of common stock in connection with a private placement memorandum. The Company also began to ship its initial product at the end of the year and expects to receive cash flows from such products within the near term. As of the end of the first quarter of 2000, the Company has not recognized any sales revenue. The Company expects that the proceeds from those activities will be sufficient to fund activities in the near term. The Company is actively pursuing additional financing. However, there can be no assurance that the Company will be able to complete any additional financing.

                         MW Medical, Inc.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   December 31, 1999 and 1998


NOTE C - INVENTORY

At December 31, 1999, inventory was comprised of the following:

                Raw materials             $       136,586
                Finished goods                  1,530,672
                                          ---------------
                                               $1,667,258
                                          ---------------

Prior to December 31, 1999, the Company shipped approximately
$1,300,000 of the above inventory to selected customers.
Revenue related to these shipments was not recognized in 1999 due to the earnings process not being complete.


NOTE D -  PROPERTY AND EQUIPMENT

		Property and equipment consist of the following at December
31, 1999:


            Machinery & equipment              $237,464
            Other                                33,562
                                             ----------
                                                271,026
            Less accumulated depreciation      (249,922)
                                             ----------
                                              $  21,104
                                             ----------



NOTE E - NOTE RECEIVABLE RELATED PARTY

In 1998, the Company was spun off from its former parent, Dynamics Corporation ("Dynamics"). As part of the spin-off transaction, the Company issued stock on a one-for-one basis to the shareholders of Dynamics. In return, the Company received its subsidiaries, MMC and P&H, had debt forgiven in the amount of $2.1 million and a note receivable from its former parent for $200,000. As of December 31, 1999, $150,000 of the note receivable remains unpaid and is included as an offset to equity.

                         MW Medical, Inc.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   December 31, 1999 and 1998

NOTE F - SHORT -TERM BORROWINGS

The Company has a line of credit with a bank in the amount of $500,000, of which $425,000 was outstanding as of December 31, 1999. The line of credit accrues interest at 8.5% per annum and expires on June 12, 2000. The line of credit is collateralized by a certificate of deposit in the amount of $500,000. The certificate of deposit is included in restricted cash as of December 31, 1999.


NOTE G - STOCKHOLDERS' EQUITY AND CONVERTIBLE DEBENTURES

During 1999, the Company offered and sold 1,000,000 shares of common stock through a private placement memorandum dated January 15, 1999, at a price of $.75 per share. Cash proceeds, net of issuance costs, were $674,974. The Company granted stock options to acquire 130,000 shares of common stock in exchange for services related to the sale of such offering. These stock options were valued at $84,563 and were charged to additional paid-in-capital.

On July 14, 1999, the Company entered into a convertible debenture agreement in which it agreed to sell to certain named investors a total of $3,500,000 of 8% Convertible Debentures due July 31, 2000. The convertible debentures were convertible upon issuance into registered shares of common stock at 75% of the fair market value of the stock when converted, or $2.75 per share, whichever is lower. The debt matures and the conversion option expires in July 2000.

Substantially all of the debentures were converted shortly after issuance. The first closing of $3,000,000 occurred on July 23, 1999. Concurrently, three of the investors agreed to purchase the balance of $500,000 of convertible debentures upon the registration of the common stock as required by a registration rights agreement. The Company completed the registration of the common stock in November 1999. As of December 31, 1999 the remaining $500,000 of the debentures has expired.

In connection with the agreement, the Company granted stock purchase warrants to the investors of the debentures to acquire up to 350,000 shares of common stock at a price of $2.75 per share. As a result, the Company recorded a discount to debentures of $252,000, which was charged to interest expense upon conversion of the convertible debt. At December 31, 1999, all warrants are exercisable and no warrants have been exercised. The warrants expire in July 2002.

The Company allocated a portion of the convertible debentures to the embedded beneficial conversion feature contained in the convertible debentures and charged it to paid-in capital. The portion allocated to the beneficial conversion feature totaled $1,000,000, which was

                         MW Medical, Inc.
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                   December 31, 1999 and 1998


charged to interest expense at the date of issuance.

                         MW Medical, Inc.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   December 31, 1999 and 1998


NOTE G - STOCKHOLDERS' EQUITY AND CONVERTIBLE DEBENTURES -
Continued

The Company granted stock purchase warrants to the underwriters of the debentures to purchase up to 250,000 shares of common stock at a price of $3.3125 per share. The Company also granted 150,000 options at $1.00 per share to certain individuals as commissions related to the sale of the debentures. As of December 31, 1999, all stock warrants and 50% of the options are exercisable and no warrants or options have been exercised. These warrants and stock options expire in July 2002 and September 2002, respectively. The Company recorded debt issuance costs of $419,248 which were charged to operations upon conversion of the convertible debt.


NOTE H - STOCK OPTIONS

In March 1999, the Company authorized 2,500,000 shares of its common stock to be utilized in an incentive compensation program. The Company granted 2,250,000 options in 1999. No options were granted in 1998. The stock options vest and become exercisable as follows: 50% at the date of grant and 50% one year from the date of grant. The stock options were granted at the market value of the Company's common stock on the date of grant.

At December 31, 1999, there were 250,000 additional common stock shares available for grant under the Plan. A summary of the activity related to this plan is as follows:


                                   Weighted
                           average exercise
                                      price          Options
                           ----------------    -------------

Balance at
  December 31, 1998                       -                -
    Options granted                   $1.39        2,250,000
    Options forfeited                 $1.00         (245.000)
    Options exercised                 $1.00         (260,000)
                                               -------------
Balance at
  December 31, 1999                  $ 1.48        1,745,000
                                               =============

                         MW Medical, Inc.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   December 31, 1999 and 1998


NOTE H - STOCK OPTIONS - Continued

The following information applies to options outstanding at December 31, 1999:

               Options outstanding               Options exercisable
            ---------------------------------    ---------------------
                        Wtd. avg.    Wtd. avg.               Wtd. avg.
                 Number remaining    exercise    Number      exercise
            Outstanding life (years) price       exercisable price
            ----------- -----------  --------    ----------- ---------
Exercise
Price
$1.00 -
     $3.31  $ 1,745,000     2.61      $ 1.42         872,500  $  1.42
            =========== ===========  ========    =========== =========


The Company recognized compensation cost of $376,624 under the Plan for the year ended December 31, 1999. Had compensation cost for the Plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Company's net loss and net loss per share would have been:


Net loss                  As reported     $ (4,592,575)
                          Pro forma       $ (5,331,676)

Basic loss per share      As reported     $      (0.27)
                          Pro forma       $      (0.32)


These proforma numbers may not be representative of future disclosures. The fair value of each option grant is estimated on the date of grant using the Black-Scholes method with the following weighted-average assumptions used for grants in 1999: Risk-free interest rate of 6.50 percent, expected lives of 5 years and volatility of 100%. The weighted-average fair value of options granted during 1999 was $1.07.

      \
                         MW Medical, Inc.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   December 31, 1999 and 1998


NOTE I - INCOME TAXES

No provision for income taxes has been recorded as the Company has incurred net operating losses from the commencement of operations through December 31, 1999. At December 31, 1999, the Company has net operating loss carryforwards available to offset future taxable income for federal income tax purposes of approximately $4,200,000; such carryforwards expire in various years through 2019. The Company also has $3,450,000 of net operating loss carryforwards available to offset future state taxable income that expires in various years through 2004. Deferred tax assets total approximately $1,800,000 and include the effects of these net operating loss carryforwards as well as certain expenses that are reported for financial statement and income tax purposes in different periods. The Company has provided a valuation allowance to offset all net deferred tax assets due to the uncertainty of realization.


NOTE J - COMMITMENTS AND CONTINGENCIES

The Company has entered into non-cancelable operating leases for property and equipment as of December 31, 1999. The leases require monthly payments ranging from $1,800 to $4,900 and expire at various dates through December 2002. The future lease payments are as follows:


2000                                       $  68,000
2001                                          61,000
2002                                          63,000
                                           ---------
                                            $192,000
                                           =========

The Company is involved in various lawsuits arising from its normal operations. It is the opinion of management, in consultation with counsel, that the outcome of such matters will not have a material adverse impact on the Company's consolidated financial position, results of operations, or cash flows.


NOTE L - SALE OF P&H LABORATORIES

Effective April 1, 1998, the Company sold its subsidiary, P&H, for total consideration of $653,659. The consideration included $160,534 in cash, notes receivable of $493,125 and management services valued at $240,000. As of December 31, 1999 the remaining outstanding note receivable and management services balances were $243,125 and $60,000 respectively. The payor of the note defaulted on the payments for the remaining $243,125 and as of December 31, 1999

                         MW Medical, Inc.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   December 31, 1999 and 1998


NOTE L - SUBSEQUENT EVENT

In January 2000, the Company sold approximately, 1,000,000 shares of common stock in connection with the private placement memorandum dated December 15, 1999. Cash proceeds from the sale, net of issuance costs, were $2,400,000.

                         MW Medical, Inc.

                   CONSOLIDATED BALANCE SHEET



                                                      June 30,
                                                         2000
                                                   -----------
                         ASSETS                     (Unaudited)

CURRENT ASSETS
   Cash and cash equivalents                       $    66,253
   Restricted cash                                     500,000
   Inventory                                         2,786,302
   Deposits                                            107,600
   Prepaid expenses and other current assets            30,729
                                                   -----------
       Total current assets                          3,490,884

PROPERTY, PLANT AND EQUIPMENT, net                     203,959

OTHER RECEIVABLES, net                                   2,340
                                                   -----------
                                                   $ 3,697,183
                                                   ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                $   182,498
   Line of credit                                      465,000
   Deposits                                             10,000
   Accrued expenses                                    165,185
   Note payable - related party                        100,000
                                                   -----------
       Total current liabilities                       922,683

STOCKHOLDERS' EQUITY

   Common stock $.001 par value;
     authorized - 100,000,000 shares issued
     and outstanding - 19,432,443                       19,432
   Additional paid in capital                       11,748,871
   Note receivable related party                      (150,000)
   Accumulated deficit                              (8,843,803)
                                                   -----------
                                                     2,774,500
                                                   -----------
       Total stockholders' equity                  $ 3,697,183
                                                   ===========

                         MW Medical, Inc.

              CONSOLIDATED STATEMENTS OF OPERATIONS
                           (Unaudited)


                     Three months ended June 30,   Six months ended June 30,
                     ---------------------------   -------------------------
                     2000                   1999   2000                 1999
                     ------------   ------------   -----------   -----------
Sales, net           $          -   $          -   $         -   $         -
Cost of sales                   -              -             -             -
                     ------------   ------------   -----------   -----------
                                -              -             -             -
General and
  administrative
  expenses                264,049        222,785     1,388,954       477,320
Depreciation and
  amortization             23,454         24,672        28,399        49,344
Research and
  Development             364,802        144,636       607,748       262,151
                     ------------   ------------   -----------   -----------
Net operating loss       (652,305)      (392,093)   (2,025,101)     (788,815)

Interest income, net       11,613          5,684        18,637        13,640
                     ------------   ------------   -----------   -----------

Loss from continuing
  operations before
  income taxes           (640,692)      (386,409)   (2,006,464)     (775,175)
Income tax expense              -              -         1,600           800
                     ------------   ------------   -----------   -----------

NET LOSS             $   (640,692)  $   (386,409)  $(2,008,064)  $  (775,975)
                     ============   ============   ===========   ===========

Net loss per
  weighted average
  share                     (0.03)  $      (0.02)  $     (0.10)  $     (0.05)
                     ============   ============   ===========   ===========

Weighted average
  number of common
  shares used to
  compute net loss
  per weighted
  average share        19,432,443     16,232,262    19,358,868    16,003,096
                     ============   ============   ===========   ===========

                         MW Medical, Inc.

               CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Unaudited)


                                             Six months ended June 30,
                                             -------------------------
                                                  2000	       1999
                                             ------------  -----------

Cash flows from operating activities
   Net Loss                                  $(2,008,064)  $  (775,975)
   Adjustments to reconcile net loss
     of cash used in operating activities:
       Depreciation and amortization              28,399        49,344
       Changes in assets and liabilities
         (Increase) decrease accounts
           receivable                                  -        47,010
         Increase inventories                 (1,119,044)            -
         Decrease prepaid expenses and other   1,393,246        47,024
         Increase (decrease) accounts
           payable and accrued expenses         (914,361)      451,116
         Increase (decrease) deposits            (93,100)       10,000
         Decrease income taxes payable            (2,400)         (800)
                                             ------------  -----------

       Net cash used in operating activities  (2,715,324)     (172,281)
                                             ------------  -----------
Cash flows used in investing activities
   Purchase of equipment                        (211,254)     (900,000)
Cash flows from financing activities
   Proceeds from loans                           140,000       425,000
Sale of common stock                           2,457,999       675,000
                                             ------------  -----------
       Net cash provided by financing
         Activities                            2,597,999     1,100,000
                                             ------------  -----------
       (Decrease) increase in cash              (328,579)       27,719

Cash at beginning of period                      394,832       890,283
                                             ------------  -----------
Cash at end of period                        $     66,253  $   918,002
                                             ============  ===========

Supplemental information
  Cash paid for interest                     $      9,169  $     3,963
  Cash paid for income taxes                 $      3,200  $     1,600

                         MW Medical, Inc.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     June 30, 2000 (Unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
---------------------

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted auditing principles for complete financial statements. The unaudited consolidated financial statements and notes should, therefore, be read in conjunction with the financial statements and notes thereto in the Annual Report on Form 10-K for the year ended December 31, 1999. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation, have been included. The results of operations for the three and six-month periods ended June 30, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year.


NOTE B - REALIZATION OF ASSETS

The Company has suffered recurring losses from operations and may continue to incur losses for the foreseeable future due to the significant costs anticipated to be incurred in connection with manufacturing, marketing and distributing its microwave products. In addition, the Company intends to continue to conduct research and development activities, including regulatory submittals and clinical trials to develop additional applications for its technology. The Company operates in a highly competitive environment and is subject to all of the risks inherent in a new business enterprise.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management has taken the following steps, which it believes are sufficient to provide the Company with the ability to continue its operations over the near term: The Company raised $2.4 million and $210,000 through the sale of common stock in connection with private placement memorandums in January and July 2000, respectively. The Company expects to ship its first sales units by the targeted August re-launch and expects to receive cash flows from such products subsequent to those shipments. The Company expects that the proceeds from those activities will be sufficient to fund activities in the near term, while it actively pursues additional financing. However, there can be no assurance that the Company will be able to complete any additional financing.


NOTE C - RELATED PARTY

In June 2000, the Company borrowed $100,000 from Jan Wallace, the President and Chairman of the Board of Directors of the Company, and signed a loan agreement to make available an
additional $100,000 to the Company.   The note for $100,000
accrued interest at a rate of 10% and was to mature in September 2000. This note, however, was converted to equity on July 17, 2000 when it was used by agreement with Ms. Wallace to purchase 200,000 shares of common stock as part of the current private placement being sold by the Company. In addition, Ms. Wallace purchased another $100,000 worth of stock, or 200,000 shares, in this offering. Thus, Ms. Wallace has purchased a total of 400,000 shares of common stock in the Company's current private placement.

                          MW Medical, Inc.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      June 30, 2000 (Unaudited)

As a result of this purchase, Ms. Wallace will also receive warrants to purchase up to 40,000 shares of the Company's common stock at an exercise price of $1.75 per share

Subsequent to this, Ms. Wallace loaned the Company an additional $50,000 at an interest rate of 10%. This note is due and payable in October 2000.

NOTE D - SUBSEQUENT EVENT

In July 2000, the Company sold 420,000 shares of common stock in a private placement memorandum dated July 15, 2000. Proceeds, net of issuance costs, were $210,000. Proceeds from the private placement include $200,000 received from Ms. Jan Wallace, the President and Chairman of the Board of Directors of the Company. In connection with the 420,000 shares sold as part of the private placement, the Company will issue warrants to purchase up to 42,000 shares of the Company's common stock at an exercise price of $1.75 per share.

                              PART II

             INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee         $    658.24
Accounting fees and expenses                                   5,000.00
Legal fees and expenses                                       20,000.00
Blue Sky fees and expenses                                         0.00
Miscellaneous                                                      0.00
                                                            -----------
Total                                                       $ 25,658.24
                                                            ===========
-------------------------------------------------------------------------
All amounts are estimates other than the Commission's registration fee. No portion of these expenses will be borne by the selling shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided under the Nevada Revised Statutes and our bylaws.

Unless specifically limited by a corporation's articles of incorporation, the Nevada Revised Statutes automatically provides directors with immunity from monetary liabilities. Our articles of incorporation do not contain any such limiting language. Excepted from that immunity are:

(1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had
      reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3) a transaction from which the director derived an improper personal profit; and
(4)   willful misconduct.

Our bylaws provide that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by a director in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of this corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of this corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

We also indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit, by or in our right to procure a judgment in its favor by reason of the fact that the person is or was our director, officer, employee, or agent, or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of this corporation, and except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper;

To the extent that one of our directors, officers, employees, or agents has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter, he or she will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection therewith;

We may make an indemnification only upon a determination that the indemnification is proper under the circumstances because the director, officer, employee, or agent has met the applicable standard of conduct described in the paragraphs above. Such determination shall be made: (1) by the board of directors by a majority vote of a quorum consisting of directors who where not parties to such action, suit, or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders;

Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by us in advance of the final disposition of such action, suit, or proceeding as authorized by the board of directors under receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by us as authorized in the bylaws.

	The indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a list of equity securities sold by us within the past three years that were not registered under the Securities Act.

We issued to Dynamic 14,223,929 of our common shares in consideration for the transfer by Dynamic to us of all shares and shareholders loans of each of MMC and P&H, and the agreement of

Dynamic to pay us a total of $200,000, $50,000 of which has been paid. The shares we issued to Dynamic were subsequently distributed to the shareholders of Dynamic on the basis of one of our common shares of stock for each common share of Dynamic owned. This issue of common shares by us to Dynamic was completed in compliance with the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

We also issued 2,500,000 common shares in a private placement to accredited investors at a price of $0.75 per share in compliance with Rule 506 of Regulation D of the Securities Act as follows:

(1)    1,500,000 shares in October,1998;
(2)      300,000 shares in March, 1999;
(3)      700,000 shares in June, 1999.

On July 14, 1999, we entered into a convertible debenture and warrant purchase agreement in which we agreed to sell a total of $3,500,000 worth of convertible debentures in compliance with the exemption from registration provided by Rule 506 of Regulation D of the Securities Act. In addition to the convertible debentures, each investor under the debenture Purchase Agreement was entitled to warrants in a proportional amount to their purchase of debentures. The exercise price of the warrants is at a price of $2.75 per share. Of the $3,500,000 in convertible debentures, only $3,000,000 were sold, all of which were converted into our common stock by year end 1999.
The shares issued pursuant to the conversion of the debentures, as well as the shares underlying the issued warrants, were registered with the Securities and Exchange Commission, effective November 3, 1999.

On July 20, 1999, we issued warrants to purchase 250,000 shares of our common stock to JW Genesis Securities, Inc. as part of its fee for arranging the convertible debenture financing. These warrants were also issued in compliance with an exemption from registration provided by Rule 506 of Regulation D of the Securities Act. These warrants are exercisable at a price of $3.312 per share at any time before 5:00 pm New York City time on July 20, 2004.

In December 1999, we offered 1,000,000 shares of our common stock in a private placement exempt from registration under Rule 506 of Regulation D of the Securities Act at a price of $3.00 per share along with warrants to purchase 100,000 shares at an exercise price of $3.50 per share. This placement was closed on January 15, 2000 with all the shares sold to accredited investors.

In July 2000, we offered 2,000,000 shares of our common stock in a private placement exempt from registration under Rule 506 of Regulation D of the Securities Act at a price of $0.50 per share along with warrants to purchase 200,000 shares at an exercise price of $1.75 per share. This placement was closed on September 15, 2000 with 1,860,000 shares sold to accredited investors.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER       DESCRIPTION
--------     --------------------
 3.1         Articles of Incorporation*
 3.2         By-Laws*
 5.1         Opinion of Michael A. Cane, Esq. with consent to use
10.1         Registration Rights Agreement

10.2         Stock Purchase Warrant Form
23.1 Consent of Smith and Company to use its Report on Audited Financial Statements
23.2         Consent of Grant Thornton LLP to use its Report on
             Audited Financial Statements
-------------
* Incorporated by reference from our registration statement on Form 10-SB12B filed with the commission on 7-13-98 (File No. 001-14297)


ITEM 17. UNDERTAKING.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Scottsdale, State of Arizona on October 3, 2000.


                                   MW MEDICAL, INC.



                                By: /s/ Jan Wallace
                                    __________________________
                                    JAN WALLACE, PRESIDENT
                                    AND CHAIRMAN OF THE
                                    BOARD OF DIRECTORS

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities noted, have signed this amended registration statement on October 3, 2000.

SIGNATURE                              CAPACITY IN WHICH SIGNED

/s/ Jan Wallace                        President and Chief Executive
-------------------------------------  Officer (Principal Executive
JAN WALLACE                            Officer)

/s/ Dean Drummond                      Chief Financial Officer (Principal
-------------------------------------  Financial/Accounting Officer)
DEAN DRUMMOND

/s/ Jack Friedland                     Director
-------------------------------------
JACK FRIEDLAND, M.D.

/s/ Elliott Smith                      Director
-------------------------------------
ELLIOT SMITH

/s/ Neil Marcus                        Director
-------------------------------------
NEIL MARCUS